Exhibit 10.2

SECURITIES ESCROW AGREEMENT

THIS SECURITIES ESCROW AGREEMENT, dated as of January 17, 2008 (the “Agreement”), by and among Sports Properties Acquisition Corp., a Delaware corporation (the “Company”), the undersigned parties listed under Initial Stockholders on the signature page hereto (collectively, the “Initial Stockholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated January 17, 2008 (“Underwriting Agreement”), with Banc of America Securities LLC (“Banc of America”), acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase up to 23,000,000 units (the “Units”) of the Company’s securities. Each Unit consists of one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and one Warrant, exercisable to purchase one share of Common Stock, all as more fully described in the Company’s final prospectus dated January 17, 2008 (the “Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-146353) under the Securities Act of 1933, as amended (the “Registration Statement”), declared effective on January 17, 2008 (the “Effective Date”).

WHEREAS, the Initial Stockholders have agreed as a condition to the Underwriters’ obligation to purchase the Units pursuant to the Underwriting Agreement to deposit shares of Common Stock of the Company (the “Escrow Shares”), and warrants purchased by certain of the Initial Stockholders in the private placement immediately prior to the Effective Date (the “Escrow Warrants”) owned by them which are set forth opposite their respective names in Exhibit A attached hereto (the Escrow Shares and Escrow Warrants being collectively referred to herein as the “Escrow Securities”), in escrow as hereinafter provided; and

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Securities, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Securities. On or before the effective date of the Company’s registration statement on Form S-1 for its initial public offering, each of the Initial Stockholders shall deliver to the Escrow Agent certificates representing his or her respective Escrow Securities, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Stockholder acknowledges that the certificates representing his or her Escrow Securities are legended to reflect the deposit of such Escrow Securities under this Agreement.

3. Disbursement of the Escrow Securities. The Escrow Agent shall hold the Escrow Securities until the date that is one year from the date of consummation of a Business Combination (as such term is defined in the Amended and Restated Certificate of Incorporation of the Company) by the Company (the “Escrow Period”), on which date it shall, upon written instructions from the Company’s General Counsel or Chief Executive Officer, disburse each of the Initial Stockholder’s Escrow Securities to such Initial Stockholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Securities; provided further, that if, after the Company consummates a Business Combination (as such term is defined in the Amended and Restated Certificate of Incorporation of the Company), it (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is being consummated, release the Escrow Shares to the Initial Stockholders so that they can similarly participate. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Securities in accordance with this Section 3.

4. Rights of Initial Stockholders in Escrow Securities.

4.1 Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof, and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote their Escrow Securities.

4.2 Dividends and Other Distributions in Respect of the Escrow Securities. During the Escrow Period, all dividends payable in cash with respect to the Escrow Securities shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (the “Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Securities” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Securities except, with respect to (a) an entity that is an Initial Stockholder, to any entity controlling, controlled by, or under common control with, such Initial Stockholder, and (b) with respect to an Initial Stockholder who is an individual, (i) to a member of Initial Stockholder’s immediate family or to a trust, the beneficiary of which is an Initial Stockholder or a person related to an Initial Stockholder by blood, marriage or adoption, or (ii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Stockholder transferring the Escrow Securities. During the Escrow Period, no Initial Stockholder shall pledge or grant a security interest in, or any option or other right to acquire, his, her or its Escrow Securities or grant a security interest in his, her or its rights under this Agreement.

4.4 Insider Letters. Each of the Initial Stockholders has executed a letter agreement with Banc of America and the Company, in connection with securities as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Stockholder in certain events, including, but not limited to, the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all legal counsel and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time, on and after the date hereof, the Company and the Initial Stockholders shall deliver, or cause to be delivered, to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company and approved by Banc of America, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Securities held hereunder. If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and a majority of the Initial Stockholders, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8 Waiver. The Escrow Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York for contracts made and to be wholly performed within such state, without giving effect to conflicts of law principles that would result in the application of substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2 Third Party Beneficiaries. Each of the Initial Stockholders hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of Banc of America.

6.3 Entire Agreement. This Agreement together with the Insider Letters and Warrants as referenced herein contain the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged and by Banc of America.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Sports Properties Acquisition Corp.

437 Madison Avenue

New York, NY 10022

Attn: Tony Tavares, President and Chief Executive Officer

If to a Stockholder, to his or her address set forth in Exhibit A;

And if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attn: Steven G. Nelson, Chairman

A copy of any notice sent hereunder shall be sent to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attn: William H. Gump, Esq.

and:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Attn: Gregg A. Noel, Esq.

and:

Banc of America Securities LLC

As representative of the underwriters

40 W. 57th Street, 30th Floor

New York, New York 10019

Attn: Managing Director (Sports Properties Acquisition Corp.)

Fax: (646) 313-4783

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

6.8 Counterparts. This Agreement may be executed in several counterparts, each one of which may be delivered by facsimile transmission and each of which shall constitute an original, and together shall constitute but one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Securities Escrow Agreement as of the date first written above.

SPORTS PROPERTIES ACQUISITION CORP.

By:	/s/ Larry D. Hall
Larry D. Hall Chief Financial Officer

INITIAL STOCKHOLDERS:

By:	/s/ Larry D. Hall
Medallion Financial Corp.
By: Name: Larry D. Hall
Title: Chief Financial Officer

By:	/s/ James Taylor
Kemp Partners
By: Name: James Taylor
Title: Managing Partner

By:	/s/ Tony Tavares
Tony Tavares

By:	/s/ Richard Mack
Richard Mack

By:	/s/ Robert L. Caparole
Game Plan LLC
By: Name: Robert L. Caparole
Title: Chairman

By:	/s/ Doug Ellenoff
Doug Ellenoff

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ John W. Comer, Jr.
Name:	John W. Comer, Jr.
Title:	Vice President

EXHIBIT A

ESCROW SECURITIES DEPOSITED

BY EACH INSIDE STOCKHOLDER

Stock Certificate Number	Holder	Address	Tax ID	Number of Shares
1	Medallion Financial Corp.	437 Madison Avenue, New York, NY 10022		5,203,750

2	Kemp Partners	1901 Pennsylvania Ave., NW Suite 300, Washington, DC 20006		115,000

3	Tony Tavares	900 S. Meadows Parkway, Unit 4311, Reno, NV 89521		287,500

4	Richard Mack	60 Columbus Circle, 20th Floor, New York, NY 10023		14,375

5	Game Plan LLC	4 Copley Place, Suite 105, Boston, MA 02116		115,000

6	Doug Ellenoff	370 Lexington Avenue, New York, New York 10017-6503		14,375

Private Placement Warrants

Warrant Certificate Number	Holder	Address	Tax ID	Number of Warrants
1	Medallion Financial Corp.	437 Madison Avenue, New York, NY 10022		5,900,000
2	Antonio (“Tony”) Tavares	900 S. Meadows Parkway, Unit 4311, Reno, NV 89521		100,000